EXHIBIT 99.2

                                                                CONFORMED COPY

                         AGREEMENT AND PLAN OF MERGER

                                     among

                              TYSON FOODS, INC.,

                           HFI ACQUISITION SUB INC.

                                      and

                              HUDSON FOODS, INC.

                         Dated as of September 4, 1997



                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                   ARTICLE I

THE MERGER.................................................................  2
Section 1.1  The Merger....................................................  2
Section 1.2  Closing.......................................................  2
Section 1.3  Effective Time................................................  3
Section 1.4  Certificate of Incorporation and By-Laws......................  3
Section 1.5  Directors and Officers........................................  3

ARTICLE II   CONVERSION OF SHARES..........................................  4
Section 2.1  Conversion of Shares..........................................  4
Section 2.2  Exchange Procedures...........................................  5
Section 2.3  Dividends; Transfer Taxes; Withholding........................  6
Section 2.4  Fractional Shares.............................................  7
Section 2.5  Return of Exchange Fund.......................................  8
Section 2.6  Dissenting Shares.............................................  8
Section 2.7  Options.......................................................  9
Section 2.8  Closing of Transfer Books..................................... 10
Section 2.9  Further Assurances............................................ 10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. 10
Section 3.1  Organization and Good Standing................................ 11
Section 3.2  Certificate of Incorporation and By-Laws...................... 11
Section 3.3  Capitalization................................................ 11
Section 3.4  Company Subsidiaries.......................................... 13
Section 3.5  Corporate Authority........................................... 13
Section 3.6  Compliance with Applicable Law................................ 14
Section 3.7  Non-Contravention............................................. 15
Section 3.8  Government Approvals; Required Consents....................... 16
Section 3.9  SEC Documents and Other Reports............................... 16
Section 3.10 Absence of Certain Changes or Events.......................... 17
Section 3.11 Actions and Proceedings....................................... 18
Section 3.12 Absence of Undisclosed Liabilities............................ 18
Section 3.13 Contracts..................................................... 18
Section 3.14 Taxes......................................................... 19
Section 3.15 Intellectual Property......................................... 20
Section 3.16 Information in Disclosure Documents and Registration
             Statement..................................................... 20
Section 3.17 Employee Benefit Plans; ERISA................................. 21
Section 3.18 Environmental Matters......................................... 23
Section 3.19 Labor Matters................................................. 23
Section 3.20 Affiliate Transactions........................................ 24
Section 3.21 Opinion of Financial Advisor.................................. 24
Section 3.22 Brokers....................................................... 24

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF
             PARENT AND PURCHASER.......................................... 25
Section 4.1  Organization and Good Standing................................ 25
Section 4.2  Certificate of Incorporation and By-Laws...................... 25
Section 4.3  Capitalization................................................ 25
Section 4.4  Parent Subsidiaries........................................... 27
Section 4.5  Corporate Authority........................................... 27
Section 4.6  Compliance with Applicable Law................................ 28
Section 4.7  Non-contravention............................................. 29
Section 4.8  Government Approvals; Required Consents....................... 29
Section 4.9  SEC Documents and Other Reports............................... 30
Section 4.10 Absence of Certain Changes or Events.......................... 31
Section 4.11 Actions and Proceedings....................................... 31
Section 4.12 Absence of Undisclosed Liabilities............................ 31
Section 4.13 Information in Disclosure Documents and Registration
             Statement..................................................... 32
Section 4.14 Affiliate Transactions........................................ 32
Section 4.15 Taxes......................................................... 33
Section 4.16 Operations of Purchaser....................................... 34
Section 4.17 Brokers....................................................... 34

ARTICLE V    CONDUCT OF BUSINESS PENDING THE MERGER........................ 34
Section 5.1  Conduct of Business by the Company Pending the Merger......... 34

ARTICLE VI   ADDITIONAL AGREEMENTS......................................... 37
Section 6.1  Access and Information........................................ 37
Section 6.2  No Solicitation............................................... 37
Section 6.3  Third-Party Standstill Agreements............................. 39
Section 6.4  Registration Statement........................................ 39
Section 6.5  Proxy Statements; Stockholder Approval........................ 39
Section 6.6  Compliance with the Securities Act............................ 40
Section 6.7  Reasonable Best Efforts....................................... 40
Section 6.8  Employee Benefits............................................. 42
Section 6.9  Public Announcements.......................................... 42
Section 6.10 Directors' and Officers' Indemnification and Insurance........ 43
Section 6.11 Expenses...................................................... 43
Section 6.12 Listing Application........................................... 44
Section 6.13 Supplemental Disclosure....................................... 44
Section 6.14 Affiliate Transactions........................................ 44
Section 6.15 Purchase Plan................................................. 45

ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE MERGER...................... 45
Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.... 45
Section 7.2  Conditions to Obligation of Parent and the Purchaser to
             Effect the Merger............................................. 46
Section 7.3  Conditions to Obligation of the Company to Effect the
             Merger........................................................ 48

ARTICLE VIII TERMINATION................................................... 49
Section 8.1  Termination................................................... 49
Section 8.2  Effect of Termination......................................... 51

ARTICLE IX   GENERAL PROVISIONS............................................ 52
Section 9.1  Amendment and Modification.................................... 52
Section 9.2  Waiver........................................................ 52
Section 9.3  Survivability; Investigations................................. 52
Section 9.4  Notices....................................................... 53
Section 9.5  Descriptive Headings; Interpretation.......................... 54
Section 9.6  Entire Agreement.............................................. 54
Section 9.7  Governing Law................................................. 54
Section 9.8  Enforcement................................................... 54
Section 9.9  Counterparts.................................................. 55
Section 9.10 Assignment; Third-Party Beneficiaries......................... 55

Exhibit A  Form of Stock Voting Agreement..................................A-1
Exhibit B  Form of Affiliate Letter........................................B-1


                       AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER, dated as of September 4, 1997 (this "Agreement"), by and among Tyson Foods, Inc., a Delaware corporation ("Parent"), HFI Acquisition Sub Inc., a Delaware corporation and newly formed, wholly owned subsidiary of Parent (the "Purchaser"), and Hudson Foods, Inc., a Delaware corporation (the "Company").

       WHEREAS, the Boards of Directors of the Parent and the Company have each approved and deem it advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions of this Agreement; and

       WHEREAS, it is intended that the transaction be accomplished by a merger of the Company with and into the Purchaser, with the Purchaser continuing as the surviving corporation, (the "Merger"); and

       WHEREAS, as a condition and an inducement to Parent and the Purchaser entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stock Voting Agreement with a stock holder of the Company, who has an aggregate of approximately 65% of the voting power of the outstanding shares of Company Common Stock (as hereinafter defined), in the form of Exhibit A hereto (the "Stock Voting Agreement"); and

       WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stock Voting Agreement in accordance with the provisions of Sections 203 and 251 of the General Corporation Law of the State of Delaware (the "DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the approval of the Merger by its stockholders; and

       WHEREAS, the Board of Directors of the Purchaser has unanimously approved the transactions contemplated by this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend the approval of the Merger by Parent, its sole stockholder; and

       WHEREAS, the Board of Directors of Parent has approved the transactions contemplated hereby as sole stockholder of the Purchaser; and

       WHEREAS, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

       WHEREAS, this Agreement shall be submitted to the stockholders of the Company for their approval.

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

       Section 1.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), the Company shall be merged with and into the Purchaser, the separate corporate existence of the Company shall thereupon cease, and the Purchaser shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with Section 259 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of the Purchaser and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of the Purchaser and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

       Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, as promptly as practicable after all of the conditions set forth in
Article VII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

       Section 1.3 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of
Section 251 of the DGCL. Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

       Section 1.4 Certificate of Incorporation and By-Laws. From and after the Effective Time, the Certificate of Incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law (as hereinafter defined); provided that Article I of such Certificate of Amendment shall be amended to change the name of the Surviving Corporation to "Hudson Foods, Inc." From and after the Effective Time, the By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

       Section 1.5 Directors and Officers. From and after the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. The officers of the Purchaser at the Effective Time shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.


                                   ARTICLE II

                             CONVERSION OF SHARES

       Section 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock (as defined herein) or any shares of capital stock of the
Purchaser:

      (a) Each share of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and each share of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), in each case, of the Company (together, Class
A Common Stock and Class B Common Stock, "Company Common Stock" or
"Shares") issued and outstanding immediately prior to the Effective Time
(other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Shares which are held by stockholders exercising appraisal rights under
Section 262 of the DGCL) shall be converted into the right to receive (i)
$8.40 in cash, without interest thereon, and (ii) six-tenths (0.6) of a validly issued, fully paid and nonassessable share of Class A Common
Stock, par value $.10 per share ("Parent Common Stock"), of Parent (collectively, the "Per Share Merger Consideration").

      (b) Each share of common stock, par value $.01, of the Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

      (c) All Shares that are owned by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

      (d) All Shares converted pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate which immediately prior to the Effective Time represented such outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in Section 2.1(a) for each such Share.

      (e) If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (other than as a result of conversions of capital stock of Parent permitted by Parent's Certificate of Incorporation, as in effect on the date hereof), the number of shares of Parent Common Stock to be issued in the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, upon surrender of the certificate formerly representing Shares in the manner provided in Section 2.2 hereof.

       Section 2.2 Exchange Procedures.

      (a) Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent") reasonably satisfactory to the Company. Immediately following the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an amount sufficient to make any cash payment due under Sections 2.1(a) and 2.4 hereof (the "Exchange Fund") and (ii) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares.

      (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for the Merger Consideration (as hereinafter defined). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the product of the Per Share Merger Consideration multiplied by the number of Shares represented by the surrendered
Certificate; provided however, that each holder shall receive cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4 hereof, and (B) any amounts to which the holder is entitled pursuant to Section 2.3 hereof after giving effect to any required tax withholdings and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration. In no event shall the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration.

       Section 2.3 Dividends; Transfer Taxes; With holding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any person pursuant to Section 2.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 2.2 hereof. Subject to applicable law, there shall be paid to each person receiving a certificate representing such shares of Parent Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration other wise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Ex change Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

       Section 2.4 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (with out interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NASDAQ National Market of Parent Common Stock on the date on which the Effective Time shall occur (or, if Parent Common Stock shall not trade on the NASDAQ National Market on such date, the first day of trading in Parent Common Stock thereafter) by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

       Section 2.5 Return of Exchange Fund. Any portion of the Exchange Fund and certificates representing shares of Parent Common Stock issuable upon conversion of Company Common Stock pursuant to Section 2.1(a) hereof, together with any dividends or distributions payable in respect thereof pursuant to Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article II shall thereafter look only to Parent for payment of their claim for such cash and shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Purchaser Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

       Section 2.6 Dissenting Shares. Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Company Stockholder Meeting and not withdrawn at or prior to the Company Stockholder Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for each such share of Company Common Stock under said
Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Stockholder Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost such right to appraisal and payment for such shares of Company Common Stock under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Parent the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of said Section 262, to payment for such shares of Dissenting Shares under the provisions of said Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

       Section 2.7 Options. At the Effective Time, each holder of a then outstanding option to purchase Shares (collectively "Options") granted by the Company under the Company's 1985 Stock Option Plan or 1996 Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable, shall in settlement thereof, become entitled to receive for each such Share subject to any such Option, upon payment of the exercise price under such Option for such Share, the Per Share Merger Consideration multiplied by the number of Shares for which such Option is exercisable; provided that, prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the Option Plans, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.7 (except for such action that may require the approval of the Company's shareholders). Parent shall register under the Securities Act on a Registration Statement on Form S-8 or another appropriate form all shares of Parent Common Stock issuable pursuant to all Options.

       Section 2.8 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Parent, they shall be cancelled and exchanged as provided in this Article II.

       Section 2.9 Further Assurances. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only) of the Company attached hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

       Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). As used in this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which, sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person.

       Section 3.2 Certificate of Incorporation and By-Laws. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries have been made available to Parent. The Certificates of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

       Section 3.3 Capitalization.

      (a) The authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock, and 40,000,000 shares of Class B Common Stock. As of June 28, 1997, (i) 20,657,331 shares of Company Class A Common Stock were issued and outstanding and 846,644 shares were held in the treasury of the Company, (ii) 9,602,372 shares of Company Class B Common Stock were issued and outstanding and no shares are held in the treasury of the Company, and
(iii) 388,373 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding Options. Since June 28, 1997, the Company has not issued any shares of capital stock, or any security convertible into or exchangeable for shares of such capital stock, including any Option, other than the issuance of shares of Class A Common Stock upon the exercise of Options. All of the issued and outstanding Shares have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights.

      (b) Except as described in Section 3.3(a) hereof: (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor its Subsidiaries have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to the Company; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

       Section 3.4 Company Subsidiaries. The Company Disclosure Schedule sets forth a list of each material Subsidiary of the Company. Each Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights.

       Section 3.5 Corporate Authority.

      (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for the approval of the Merger by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the con summation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement (as hereinafter defined) to be filed with the SEC has been duly authorized by the Board of Directors of the Company.

      (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved this Agreement, the Stock Voting Agreement and the Merger and the other transactions contemplated hereby or thereby, and such approval is sufficient to render inapplicable to the Merger and all other transactions contemplated hereby or thereby the provisions of Section 203 of the DGCL, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock and (iii) except as may be required to comply with its fiduciary duties under Applicable Law (as hereinafter defined) as advised by counsel, determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to the Company's stockholders for approval and adoption at the stockholders meeting contemplated by Section 6.5(a) hereof. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or the transactions contemplated hereby. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement and the Stock Voting Agreement from any applicable takeover statute of any jurisdiction and from any applicable charter, organizational document or other agreement, arrangement or under standing to which the Company is a party containing any change of control, "antitakeover" or similar provision.

       Section 3.6 Compliance with Applicable Law. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) with respect to the Company Permits, no action or proceeding is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

       Section 3.7 Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and
(iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

       Section 3.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Company Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

       Section 3.9 SEC Documents and Other Reports.

       (a) The Company has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the Securities and Exchange Commission (the "SEC") since September 30, 1995 (the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company SEC Documents") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents fairly present, and included in the Subsequent Company SEC Documents will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 30, 1995, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

       Section 3.10 Absence of Certain Changes or Events. Except as set forth in the Company SEC Documents, since September 28, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course consistent with past practice and, except as set forth in Section 3.10 of the Company Disclosure Schedule, there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whet her or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock (other than regular quarterly dividends of not more than $.02 per share of Class A Common Stock and $.0167 per share of Class B Common Stock); or (iv) any event during the period from September 28, 1996 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

       Section 3.11 Actions and Proceedings. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that relates to the transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

       Section 3.12 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended September 28, 1996 (the "Company 10-K"), neither the Company nor any of its Subsidiaries has any material liabilities or obligations (including, without limitation, Tax (as hereinafter defined) liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since September 28, 1996 or liabilities under this Agreement.

       Section 3.13 Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any such contract which is currently in effect, except for such breaches and defaults which are described in the Company Disclosure Schedule or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole.

       Section 3.14 Taxes. (i) The Company and each of its Subsidiaries has filed all federal, and all material state, local, foreign and provincial, tax returns, declarations, statements, reports, schedules, bonus and information returns and any amendments to any of the preceding ("Tax Returns") required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto ("Taxes") shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) any Tax Returns of the Company and its Subsidiaries relating to federal and Material State (as hereinafter defined) income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Re turns were required to be filed has expired;
(vi) no issues that have been raised in writing by a taxing authority in connection with the examination of any federal or Material State Tax Returns of the Company and its Subsidiaries are currently pending except those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; (viii) neither the Company nor any of its Subsidiaries have any liability for Taxes of any person other than the Company and its Subsidiaries under (a) Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or (b) any express or implied agreement; and (ix) neither the Company nor any of its Subsidiaries have been a member of any affiliated group within the meaning of Section 1504(a) of the Code other than the affiliated group of which the Company is the common parent corporation. For purposes of this
Section 3.14, "Material State" means any state for which the average allocation percentage for the Company and its Subsidiaries for the past three years exceeds ten percent (10%).

       Section 3.15 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all inventories, patents, trademarks, service marks, trade names, copyrights, trade secrets, software, mailing lists and other intellectual property rights (collectively, the "Company Intellectual Property") necessary to carry on their respective businesses as currently conducted; and neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonable be expected to have, individually or in the aggregate, a Company Material Adverse
Effect or result in material adverse publicity for the Company.

       Section 3.16 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the joint proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting (as defined herein) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Company) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to the Company) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to any statement in the foregoing documents based upon information supplied by Parent or the Purchaser for inclusion therein.

       Section 3.17 Employee Benefit Plans; ERISA.

       (a) The Company Disclosure Schedule sets forth the name of each Company Plan (as defined below) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, salary continuation (together with a list of participants therein), stock purchase, stock option, employment, severance, termination, consulting or supplemental retirement plan or agreement, true copies of which have heretofore been made available or will be made available to Parent. Each Company Plan complies in all material respects with the Employee Retirement Securities Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan under Section 4063 of ERISA or Company Multiemployer Plan (as hereinafter defined) under
Section 4203 or 4205 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA that has not been satisfied in full. To the knowledge of the Company, no non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. All Company Plans that are intended to be qualified under
Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and the Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of ERISA. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has contributed in the last six years or otherwise may have any liability; and
(ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

      (b)(i) No amount payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and (ii) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event that is reasonably likely to occur, (A) entitle any current or former director, officer or employee of the Company or any of its ERISA Affiliates to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

       Section 3.18 Environmental Matters. Except as set forth in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action or potential material liability or material remedial action under any environmental laws; and there are no pending, or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company, any of the Company Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any environmental laws.

       Section 3.19 Labor Matters. Neither the Company nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"). There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries with respect to the Company Business Personnel which, in either such case, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 29, 1996, there has not been any labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any primary work stoppage or other labor difficulty involving its employees, in either such case, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

       Section 3.20 Affiliate Transactions. Except as set forth in the Company SEC Documents, there are no material Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

       Section 3.21 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view. A true, correct and complete copy of the written opinion delivered by DLJ, which opinion shall be included in the Proxy Statement, has been delivered to Parent by the Company.

       Section 3.22 Brokers. Other than DLJ, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.


                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

       Except as set forth in the disclosure schedule of Parent and the Purchaser attached hereto (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty only), Parent and the Purchaser, jointly and severally, represent and warrant to the Company as follows:

       Section 4.1 Organization and Good Standing. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole, or the ability of Parent or the Purchaser to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

       Section 4.2 Certificate of Incorporation and By-Laws. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Parent and the Purchaser have been made available to the Company. The Certificates of Incorporation and By-laws, or equivalent organizational documents, of Parent and each of its Subsidiaries are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

       Section 4.3 Capitalization.

       (a) The authorized capital stock of Parent consists of (i) 900,000,000 shares of Class A Common Stock, par value $.10 per share, constituting Parent Common Stock, and (ii) 900,000,000 shares of Class B Common Stock, par value $.10 per share ("Parent Class B" and, together with Parent Common Stock, "Parent Capital Stock"). As of June 28, 1997, (i) 112,807,465 shares of Parent Common Stock were issued and outstanding, 6,735,000 shares were held in the treasury of Parent and 102,670,113 shares were reserved for issuance upon conversion of shares of Parent Class B, and (ii) 102,670,113 shares of Parent Class B were issued and outstanding and no shares were held in the treasury of Parent. Since June 28, 1997, Parent has not issued any shares of its capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than (i) upon the exercise of stock options or upon conversion of shares of Parent Class B as permitted under Parent's Certificate of Incorporation and (ii) 1,058,524 shares of Parent Common Stock in connection with the acquisition of Mallard's Food Products, Inc. The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, par value $.01 per share, constituting the Purchaser Common Stock. As of the date hereof, 1,000 shares of Purchaser Common Stock are issued and outstanding, all of which are owned by Parent, and no shares of Purchaser Common Stock are held in the treasury of Purchaser. All of the issued and outstanding shares of Parent Common Stock and Purchaser Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights. Each share of Parent Common Stock to be issued in connection with the Merger has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

       (b) Except as described in Section 4.3(a) hereof: (i) no shares of capital stock or other equity securities of Parent or Purchaser are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent or Purchaser or any of their respective Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Parent or Purchaser, requiring Parent or Purchaser to grant, issue or sell any shares of the capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries by sale, lease, license or otherwise; (ii) neither Parent nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries; (iii) none of Parent or Purchaser or any of their respective Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to Parent; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which Parent or Purchaser or any of their respective Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries.

       Section 4.4 Parent Subsidiaries. Each Subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of Parent has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of Parent is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Parent's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by Parent or another Subsidiary of Parent free and clear of all Liens, and are not subject to preemptive rights.

       Section 4.5 Corporate Authority.

       (a) Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by its respective Board of Directors and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement and the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Parent.

       (b) Prior to the execution and delivery of this Agreement, the Board of Directors of each of Parent and Purchaser (at a meeting duly called and held) has unanimously (i) approved this Agreement, the Stock Voting Agreement, the Merger and the other transactions contemplated hereby, and (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock.

       Section 4.6 Compliance with Applicable Law. (i) Each of Parent and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses ("Parent Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect,
(ii) with respect to the Parent Permits, no action or proceeding is pending or, to the knowledge of Parent, threatened and, to the knowledge of Parent, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect,
(iii) the business of Parent and its Subsidiaries is being conducted in compliance with all Applicable Laws, except for violations or failures to so comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (iv) to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened, other than, in each case, those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

       Section 4.7 Non-contravention. The execution and delivery by Parent and the Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

       Section 4.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the HSR Act, (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Parent Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

       Section 4.9 SEC Documents and Other Reports. Parent has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the SEC since September 30, 1995 (the "Parent SEC Documents"). As of their respective dates, or if amended as of the date of the last such amendment, the Parent SEC Documents complied, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time ("Subsequent Parent SEC Documents") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents fairly present, and included in the Subsequent Parent SEC Documents will fairly present, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 30, 1995, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

       Section 4.10 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents, since September 28, 1996, Parent and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by Parent or the Purchaser on any class of its capital stock.

       Section 4.11 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other person whom Parent or any of its Subsidiaries has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other person whom Parent or any of its Subsidiaries has agreed to indemnify, as such, that relates to transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

       Section 4.12 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Documents and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in Parent's Annual Report on Form 10-K for the year ended September 28, 1996, neither Parent nor any of its Subsidiaries has any material liabilities or obligations (including, without limitation, Tax liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since September 28, 1996 or liabilities under this Agreement.

       Section 4.13 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of Parent and the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to Parent and the Purchaser) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholders Meeting, the Proxy Statement will comply (with respect to information relating to Parent and the Purchaser) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, neither Parent nor the Purchaser makes any representation with respect to any statement in the foregoing documents based upon information supplied by the Company for inclusion therein.

       Section 4.14 Affiliate Transactions. Except as set forth in the Parent SEC Documents, there are no material Contracts or other material transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Parent or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

       Section 4.15 Taxes. (i) Parent and each of its Subsidiaries has filed all Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) any Tax returns of Parent and its Subsidiaries relating to federal and Material State (as defined below) income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by a taxing authority in connection with the examination of any federal or Material
State income Tax Returns of Parent and its Subsidiaries are currently pending except those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; (viii) neither Parent nor any of its Subsidiaries have any liability for Taxes of any person other than Parent and its Subsidiaries under (a) Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or (b) any express or implied agreement; and (ix) neither Parent nor any of its Subsidiaries have been a member of any affiliated group within the meaning of Section 1504(a) of the Code other than the affiliated group of which Parent is the common parent corporation. For purposes of this Section 4.15, "Material State" means any state for which the average allocation percentage for Parent and its Subsidiaries for the past three (3) years exceeds ten percent (10%).

       Section 4.16 Operations of Purchaser. The Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

       Section 4.17 Brokers. Other than Stephens Inc., no broker, finder or financial adviser retained by Parent and the Purchaser is entitled to any brokerage, finder's or other fee or commission from Parent and the Purchaser in connection with the transactions contemplated by this Agreement.


                                  ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

       Section 5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as set forth in
Section 5.1 of the Company Disclosure Schedule, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as set forth in
Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

       (a) (i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular quarterly dividends with record dates and payment dates substantially consistent with past practice of not more than $.02 per share of Class A Common Stock and $.0167 per share of Class B Common Stock (it being the express understanding of Parent and the Company that the share holders of the Company shall be entitled to either a dividend on the Shares or on the shares of Parent Common Stock, but not both, for the quarter in which the Closing shall occur, and the Board of Directors of the Company shall not declare any dividend or fix any record therefor which would have such effect)), or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

       (b) authorize for issuance, issue (except upon the exercise of outstanding stock options or warrants) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (other than pursuant to the terms of the Company's Employee Stock Purchase Plan, as amended in accordance with Section 6.14 hereof) or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

       (c) (i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

       (d) (i) incur, assume or prepay any indebtedness, obligations or liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company;

       (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

       (f) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

       (g) authorize or make capital expenditures in excess of $200,000 individually, or in excess of $1,000,000 in the aggregate except for those projects currently in progress as set forth in Section 5.1(g) of the Company Disclosure Schedule;

       (h) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business;

       (i) (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any employee plan, agreement, contract, arrangement or other Company Plan, including the Company's Employee Stock Purchase Plan, for the current or future benefit or welfare of any director, officer or employee, (ii) except in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; provided, however, that no such increase or payment shall be made to or for the benefit of any person listed in Section 5.1(i) of the Company
Disclosure Schedule, or (iii) other than pursuant to Section 2.7 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan;

       (j) make any material change in its accounting or tax policies or procedures, except as required by Applicable Law or to comply with GAAP; or

       (k) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

       Section 6.1 Access and Information. Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. Unless otherwise required by Applicable Law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement.

       Section 6.2 No Solicitation.

       (a) Prior to the Effective Time, the Company agrees that it shall not, and it shall use its reasonable best efforts to cause its Subsidiaries and affiliates, and their respective directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company or any Subsidiary of the Company (other than the sale by the Company (y) of its Columbus, Nebraska beef processing plant and (z) the Company's minority interest in Diversity Foods LLC) (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Trans action or enter into any agreement, arrangement or under standing with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that, the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is required for the Board of Directors to comply with its fiduciary duties under Applicable Law.

       (b) Except as may be required to comply with the fiduciary duties of the Company's Board of Directors under Applicable Law (based on the advice of outside counsel), the Company agrees that, as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Parent of any inquiries or proposals received by, any such information requested from, and any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person or group (other than Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

       Section 6.3 Third-Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

       Section 6.4 Registration Statement. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Registration Statement in preliminary form. Each of the Company and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock in connection with the Merger. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

       Section 6.5 Proxy Statements; Stockholder Approval.

       (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with Applicable Law, its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby (the "Company Stockholder Meeting"), and, (i) except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, take all reasonable action to solicit and obtain such approval.

       (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date on which it is cleared by the SEC and the Registration Statement is declared effective.

       Section 6.6 Compliance with the Securities Act. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stock holder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates").
The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, substantially in the form of Exhibit B hereto.

       Section 6.7 Reasonable Best Efforts.

       (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement; provided, however, that the Company shall not, without Parent's prior written consent, and Parent shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Parent, the Company or any of their respective
Subsidiaries.

       (b) Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), of any Governmental Entity or any other person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement.

       (c) Each party hereto shall promptly inform the other of any material communication from the SEC, the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

       (c) Without limiting the generality of the foregoing and subject to the proviso to Section 6.7(a) hereof, Parent and the Company will use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith (the initial filing to occur no later than ten business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ.

       (d) The parties hereto intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Each of the parties hereto shall, and shall cause its respective Subsidiaries to, and shall use its reasonable best efforts to cause its respective affiliates to, use its and their respective reasonable best efforts to cause the Merger to so qualify. No party hereto nor any affiliate thereof shall take any action that would cause the Merger not to qualify under these Sections of the Code, and the parties hereto shall take the position for all purposes that the Merger qualifies as a reorganization under such Sections of the Code.

       Section 6.8 Employee Benefits. Parent currently intends to cause the Surviving Corporation and its Subsidiaries, after the Effective Time, to provide employees of the Company such compensation, employee bene fit plans and employee programs, arrangements and agreements which, in the aggregate, are no less favorable than currently provided to similarly situated employees of Parent. Nothing in this Agreement shall prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries from amending or terminating any such plan, program, arrangement or agreement at any time in accordance with Applicable Law (except as to benefits already vested thereunder) and subject to the terms of such plans, programs or arrangements or other agreements.

       Section 6.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press releases or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without approval (which shall not unreasonably be withheld and which shall be timely given) of the other, except as may be required by applicable law or by existing obligations pursuant to any listing agreement with any national securities exchange.

       Section 6.10 Directors' and Officers' Indemnification and Insurance.

       (a) Parent and the Company agree that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the "Indemnified Parties"), as provided in their respective certificates of incorporation or by-laws, or in an agreement between an Indemnified Party and the Company or one of its Subsidiaries set forth in Section 6.10 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.

      (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for six years after the Effective Time the policies of the directors' and officers' liability insurance maintained by the Company on the date hereof and listed in
Section 6.10 of the Company Disclosure Schedule; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof (the "Maximum Amount") (which premium is set forth in Section 6.10 of the Company Disclosure Schedule) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.10, it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

       Section 6.11 Expenses. Except as otherwise set forth in Sections 8.2(b) and (c), each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

       Section 6.12 Listing Application. Parent shall each use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the NASDAQ National Market or on any securities exchange on which shares of Parent Common Stock shall be listed at the Effective Time.

       Section 6.13 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

       Section 6.14 Purchase Plan. Immediately hereafter the Company shall amend its Employee Stock Purchase Plan to prohibit prior to the termination of this Agreement the modification by any participant of any election thereunder the effect of which is to increase such participant's contributions to the plan above the level of such participant's contributions as of the date hereof.


                                 ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

       Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

       (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 3.5(b)) of the Company in accordance with Applicable Law.

       (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation) or would materially impair the operations of the Surviving Corporation, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

       (c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

       (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

       (e) No Injunction. No Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Stock Voting Agreement illegal or otherwise prohibiting consummation of the Merger.

       Section 7.2 Conditions to Obligation of Parent and the Purchaser to Effect the Merger. The obligation of Parent and the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

       (a) Representations and Warranties. The representations and warranties of the Company that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

       (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

       (c) Material Adverse Change. Except as set forth in Section 7.2 of the Company Disclosure Schedule, since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

       (d) Company Affiliate Agreements. Parent shall have received the written agreements, substantially in the form of Exhibit B hereto, from the Company Rule 145 Affiliates described in Section 6.6.

       (e) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect
(as the Surviving Corporation).

       (f) Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Parent Material
Adverse Effect or Company Material Adverse Effect (as the Surviving
Corporation).

       (g) Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and the Purchaser, the Company and certain stockholders of the Company, including, but not limited to, James T. Hudson, in each case, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

       Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

       (a) Representations and Warranties. The representations and warranties of Parent and the Purchaser that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officers of Parent to such effect.

       (b) Performance of Obligations of Parent and Purchaser. Each of Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and the Purchaser by the Chief Executive Officer or the Chief Financial Officer of Parent and the Purchaser to such effect.

       (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the Chief
Executive Officer or the Chief Financial Officer of Parent to such effect.

       (d) Tax Opinion. The Company shall have received an opinion of Davis Polk & Wardwell, special counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and the Purchaser, the Company and certain stockholders of the Company, including, but not limited to, James T. Hudson, in each case, in form and substance reasonably satisfactory to Davis Polk & Wardwell. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.


                                  ARTICLE VIII

                                  TERMINATION

       Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Parent:

       (a)  by mutual written consent of Parent and the Company;

       (b) by either Parent or the Company, if (i) the Merger shall not have been consummated on or before February 28, 1998 or (ii) the stockholders of the Company do not approve this Agreement by the requisite vote at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

       (c) by either Parent or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, subject to the proviso to Section 6.7(a) hereof, that the party seeking to terminate this Agreement pursuant to this
Section 8.1(c) shall have used reasonable best efforts to remove such injunction or overturn such action;

       (d) by Parent, if (i) there has been a breach of any of the representations or warranties, covenants or agreements of the Company set forth in this Agreement, the effect of which is a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (ii) the Board of Directors of the Company (x) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders in accordance with Section 6.5(a) hereof, or (y) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Parent;

       (e) by the Company if the Board of Directors of the Company shall reasonably determine that a proposal for an Acquisition Transaction constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (e) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and, during such five business day period, the Company shall have fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such proposal for an Acquisition Transaction and the identity of the person or group making such proposal for an Acquisition Transaction, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) at the end of such five business day period, the Board of Directors of the Company shall continue reasonably to believe that such proposal for an Acquisition Transaction constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and

       (f) by the Company, if there has been a breach of any of the representations or warranties, covenants or agreements of Parent or the Purchaser set forth in this Agreement, the effect of which is a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

       Section 8.2 Effect of Termination.

       (a)  In the event of termination of this Agreement pursuant to this
Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of the last sentence of
Section 6.1, Section 6.11 and this Section 8.2 shall survive any termination of this Agreement; provided, however, that, except as set forth in Subsection (c) below, nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

       (b)  If (x) Parent shall have terminated this Agreement pursuant to
Section 8.1(d)(ii) or (y) the Company shall have terminated this Agreement pursuant to Section 8.1(e), then, in any such case, the Company shall pay Parent (A) a termination fee of $22.5 million plus (B) an amount equal to $5 million which the parties agree represents a good faith estimate of Parent's expenses in connection with this Agreement (including, without limitation, attorneys' fees and fees of financial advisors). Any fees or amounts payable under this Section 8.2(b) shall be paid in same day funds contemporaneously with a termination described in either clause (x) or (y) of this Section 8.2(b), and no notice of termination pursuant to such sections shall be effective and this Agreement shall not terminate, until such termination fee is received by Parent.

       (c) If Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(i) and at the time of such termination all other conditions to the Merger have been satisfied or waived other than the applicable waiting period under the HSR Act having expired or been terminated, then Parent shall pay the Company $10 million; provided that Parent shall pay the Company an additional $5 million if, in addition to the circumstances described in this subsection, the circumstances set forth in Section 8.2(c) of the Company Disclosure Schedule shall have occurred.


                                  ARTICLE IX

                              GENERAL PROVISIONS

       Section 9.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under Applicable Law requires the approval of such stockholders, without the further approval of such stockholders.

       Section 9.2 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

       Section 9.3 Survivability; Investigations. The respective representations and warranties of Parent and Purchaser, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time, without limitation (except for those which, by their terms, contemplate a shorter survival period).

       Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the ad dresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

      If to Parent or the Purchaser, to:

       Tyson Foods, Inc.
       2210 Oaklawn Drive
       Springdale, Arkansas 72764
       Attention: Executive Vice President
       and Chief Financial Officer

       Telephone: (501) 290-4000
       Telecopier: (501) 290-4028

      with copies to:

       Skadden, Arps, Slate, Meagher
         & Flom LLP
       One Rodney Square
       Wilmington, Delaware  19801
       Attention:  Robert B. Pincus, Esq.

       Telephone: (302) 651-3000
       Telecopier: (302) 651-3001

      If to the Company, to:

       Hudson Foods, Inc.
       1225 Hudson Road
       Rogers, Arkansas 72756
       Attention: Mr. Michael T. Hudson

       Telephone: (501) 636-1100
       Telecopier: (501) 631-5400


      with a copy to:

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention:  William L. Rosoff, Esq.

       Telephone: (212) 450-4000
       Telecopier: (212) 450-4500

       Section 9.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

       Section 9.6 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

       Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

       Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

       Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

       Section 9.10 Assignment; Third-Party Beneficiaries. This Agreement and the rights, interests and obligations hereunder shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREFORE, Parent, the Purchaser and the Company have caused this Agreement and Plan of Merger to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.


                                       TYSON FOODS, INC.


                                       By:   /s/ Leland E. Tollett
                                          -----------------------------------
                                          Leland E. Tollett
                                          Chairman and Chief Executive Officer



                                       HFI ACQUISITION SUB INC.


                                       By:   /s/ Wayne Britt
                                          -----------------------------------
                                          Wayne Britt
                                          President



                                       HUDSON FOODS, INC.


                                       By:   /s/ James T. Hudson
                                          -----------------------------------
                                          James T. Hudson
                                          Chairman